For Immediate Release
Contact:
Supertel Hospitality
Connie Scarpello	Jerry Daly, Carol McCune
Chief Financial Officer	Daly Gray
cscarpello@supertelinc.com	(Media Contact)
Kelly Walters	703.435.6293
President and Chief Executive Officer	jerry@dalygray.com
402.371.2520

Supertel Hospitality Announces Non-Cash Asset Impairment
Charge of Approximately $24.1 Million

NORFOLK, Neb., March 8, 2010 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 114 hotels in 23 states, today announced that its 2009 results will be impacted by substantial non-cash impairment charges of approximately $24.1 million.  As a result of management’s decision in the fourth quarter to sell an additional 18 hotels, the company recorded impairment charges of approximately $12.4 million on 12 of these hotels.  Further, the company recorded impairment charges of approximately $10.9 million for six hotels where the expected period to be held was reduced from approximately 10 years to three years.  The non-cash impairment charge represents the excess of book value of the 18 hotels over their estimated fair value.  Through the 2009 third quarter, the company had announced non-cash impairment charges of approximately $843,000.

The company’s conclusion to recognize the non-cash impairment charges reflects the new management team’s strategy in today’s changed economic conditions to re-evaluate its hotels and the length of time the company anticipates holding its  properties based on new and  more stringent criteria, including a strategic review of debt service capability, estimated return on investment, and local market conditions.  As of December 31, 2009, following the re-evaluation, Supertel has 19 hotels classified as held for sale and listed in discontinued operations. At September 30, 2009, Supertel had three hotels classified as held for sale.  In the 2009 fourth quarter, two of these hotels were sold and an additional 18 were classified as held for sale.  The company plans to announce its fourth quarter and full-year 2009 earnings later in March.
“Among the evaluation criteria was a determination that we were too weighted in the economy sector, where our REIT cost structure makes it more difficult to compete with individual owner/operators, who tend to impact this segment,” said Kelly Walters, Supertel president and CEO.  “Economy hotels will remain an important part of our portfolio, but over time we expect to reduce their weighting in favor of mid-scale properties.”  Proceeds from the sale of the hotels will be used to retire debt and to provide working capital.
About Supertel Hospitality, Inc.
As of March 8, 2010, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 114 hotels comprised of 9,929 rooms in 23 states.  The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inn and Baymont Inn.  This diversity enables the company to participate in the best practices of each of these respected hospitality partners.  The company specializes in limited-service hotels.  For more information or to make a hotel reservation, visit www.supertelinc.com.
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.